Exhibit 99.5

EXECUTION VERSION

EXCHANGE AGREEMENT

by and among

Harbinger Capital Partners Master Fund I, Ltd.,

Global Opportunities Breakaway Ltd.,

Harbinger Capital Partners Special Situations Fund, L.P.

and

Leucadia National Corporation

March 21, 2014

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated March 21, 2014, by and among Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (the “Master Fund”), Global Opportunities Breakaway Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Global Fund” ), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Special Situations Fund” together with the Master Fund and Global Fund, the “Sellers,” and each a “Seller”), and Leucadia National Corporation, a New York Corporation (or, at its designation but subject to compliance with the terms and conditions of Section 11.9 of the Purchase Agreement (as defined below), one or more of its direct or indirect wholly-owned Subsidiaries, the “Purchaser”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, the Purchaser and the Sellers entered into that certain Preferred Securities Purchase Agreement, dated as of March 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which the Purchaser acquired the Preferred Securities from the Sellers, subject to the terms and conditions contained therein;

WHERES, pursuant to the terms of the Purchase Agreement and the Escrow Agreement, the Sellers delivered to and deposited with the Escrow Agent one or more certificates (or, at such Sellers’ option, through delivery by electronic book entry form) representing the Company Shares; and

 WHEREAS, the Purchaser and the Sellers desire to enter into this Agreement to provide for the exchange of the Preferred Securities for Company Shares and/or cash, subject to the terms and conditions set forth in this Agreement and in the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. The Exchange.  Subject to the terms and conditions set forth in this Agreement and compliance with applicable law, the Purchaser shall have the right from time to time (including on one or more occasions) to exchange all or a portion of the MF Preferred Securities with the Master Fund, all or a portion of the GOB Preferred Securities with Global Fund and all or a portion of the SSF Preferred Securities with the Special Situations Fund (each, an “Exchange”) for:

(a) Company Shares on a one-for-one basis (subject to adjustment pursuant to Section 3) (the “Securities Exchange Ratio”), plus all dividends issued or other distributions made or other consideration received (whether in cash, assets, stock or any other type) in respect of such Company Shares on or after the date of this Agreement, and any and all interest earned or accrued in respect thereof (the “Proceeds”) to the extent not previously distributed to the Purchaser in accordance with Section 5 and the Escrow Agreement (such exchange, the “Securities Exchange”); or

(b) the gross proceeds (net of any and all underwriting commissions paid to Jefferies LLC and any other fees and expenses incurred in connection with such Exchange not paid by the Company under the Registration Rights Agreement, and subject to Section 6(e)) resulting from the sale, transfer or other disposition (conducted in accordance with Section 4) of the number of Company Shares determined using the Securities Exchange Ratio (subject to adjustment pursuant to Section 3) (collectively, the “Securities Disposition”), plus all Proceeds received in respect of such Company Shares prior to the date of the Securities Disposition to the extent not previously distributed to the Purchaser in accordance with Section 5 and the Escrow Agreement (such exchange, the “Cash Exchange”); provided, however, that notwithstanding the foregoing or anything to the contrary herein, each Securities Disposition and any Cash Exchange shall be subject to and conditioned upon any limitations or other restrictions applicable to the Purchaser under the Registration Rights Agreement and compliance with applicable law.

For the avoidance of doubt, the Purchaser may elect to effectuate the Securities Exchange in respect of one portion of the Preferred Securities and elect to effectuate the Cash Exchange in respect of another portion of the Preferred Securities, in each case on one or more occasions; provided, however, that notwithstanding the foregoing or anything to the contrary herein or in any other Ancillary Agreement, but subject to Section 2(a), the Purchaser shall have the obligation promptly upon receipt of all approvals necessary from the applicable insurance regulators for the Purchaser to hold the Company Shares to consummate a Securities Exchange for all of the MF Preferred Securities with the Master Fund, all of the GOB Preferred Securities with Global Fund and all of the SSF Preferred Securities with the Special Situations Fund, in each case to the extent not previously exchanged in accordance with this Agreement and the Escrow Agreement.

2. The Exchange Closing.

(a) The closing of any Exchange (an “Exchange Closing”) shall take place at the offices of Leucadia National Corporation, 520 Madison Avenue, New York, New York 10022 following the delivery by the Purchaser to the Sellers of written notice of its election to consummate an Exchange (an “Exchange Notice”) at such time and date as set forth in the Exchange Notice (or if not specified in the Exchange Notice, four Business Days after the date such Exchange Notice is delivered); provided, that the Purchaser shall not be entitled to deliver an Exchange Notice in respect of a Securities Exchange unless and until it has received all approvals necessary from the applicable insurance regulators for the Purchaser to hold such Company Shares.  Notwithstanding the foregoing or anything to the contrary herein or in the Purchase Agreement or any Ancillary Agreement, the Purchaser shall not be entitled to deliver an Exchange Notice in respect of a Securities Exchange to the extent such Securities Exchange would result in the Purchaser having (as a result of its Beneficial Ownership over Company Shares following such Securities Exchange) the right to control 35% or more of the total voting rights of all issued and outstanding voting securities of the Company (for the avoidance of doubt, taking into account any voting limitations in respect of the outstanding Preferred Stock); provided, however, that upon receipt of all approvals necessary from the applicable insurance regulators for the Purchaser to hold the Company Shares, the Purchaser shall deliver an Exchange Notice in respect of a Securities Exchange up to just under such 35% ownership limitation and an Exchange Notice in respect of a Cash Exchange for the balance of the Preferred Securities to be exchanged in excess of such 35% ownership limitation.  Each Exchange Notice shall set forth the type of Exchange(s) to be consummated and identify the Preferred Securities that will be subject to the Exchange.  In connection with and in advance of any Exchange Closing, the Purchaser shall deliver a Deposit Release Notice (as defined in the Escrow Agreement) to the Escrow Agent to release the applicable certificates (or through delivery by electronic book entry form) representing the Company Shares and the Proceeds, in each case, required to be delivered to the Purchaser as set forth on the applicable Exchange Notice in connection with such Exchange under Sections 2(b) and 2(c), as applicable.

(b) At an Exchange Closing in respect of a Securities Exchange:

(i) Pursuant to a Deposit Release Notice (as defined in the Escrow Agreement), the following shall be delivered by the Escrow Agent to the Purchaser: (x) the certificates (or through delivery by electronic book entry form) representing the Company Shares and the Proceeds, in each case, required to be delivered to the Purchaser in connection with such Exchange as set forth on the applicable Exchange Notice and (y) duly executed instruments of transfer or assignment in respect of such Company Shares, conveying all right, title and interest to and in such Company Shares, free and clear of all liens; and

(ii) Purchaser shall deliver to each applicable Seller the certificates representing the Preferred Securities required to be delivered to such Seller in connection with such Exchange as set forth on the applicable Exchange Notice, along with a duly executed instrument of transfer or assignment in respect of such Preferred Securities conveying all right, title and interest to and in the Preferred Securities to such Seller, free and clear of all liens.

(c) At an Exchange Closing in respect of a Cash Exchange:

(i) the gross proceeds (net of any and all underwriting commissions paid to Jefferies LLC and any other fees and expenses incurred in connection with such Exchange not paid by the Company under the Registration Rights Agreement, and subject to Section 6(e)) resulting from the Securities Disposition of the applicable Company Shares consummated in accordance with Section 4, plus all Proceeds received in respect of such Company Shares prior to the date of the Securities Disposition to the extent not previously distributed to the Purchaser prior to the Exchange Closing in accordance with the Escrow Agreement shall be delivered to the Purchaser; and

(ii) Purchaser shall deliver to each applicable Seller the certificates representing the Preferred Securities required to be delivered to such Seller in connection with such Exchange as set forth on the applicable Exchange Notice, along with a duly executed instrument of transfer or assignment in respect of such Preferred Securities conveying all right, title and interest to and in the Preferred Securities to such Seller, free and clear of all liens.

3. Adjustments.  If between the Closing under the Purchase Agreement and the termination of this Agreement, the outstanding shares of Common Stock of  shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, reclassification, recapitalization, split, reverse split, combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period or any other similar transaction, the Securities Exchange Ratio shall be correspondingly adjusted, if necessary, to reflect such change and all such other adjustments and changes shall be made to provide to the Sellers with the same economic effect as contemplated by this Agreement and the Purchase Agreement prior to such action.

4. Procedures for Consummating a Securities Disposition; Cooperation.

(a) The parties hereby agree that Jefferies LLC shall act as lead underwriter in connection with any Securities Disposition required to be consummated pursuant to this Agreement (whether in the form of a registered offering or an unregistered sale exempt from registration requirements under the Securities Act) and Jefferies LLC shall be entitled to receive customary fees and expense reimbursement in connection therewith.  The Purchaser shall in consultation with Jefferies LLC direct, in its sole discretion, the timing and implementation of any such Securities Disposition, in each case subject to any restrictions or limitations set forth in the Registration Rights Agreement and compliance with applicable law.

(b) Upon the terms and subject to the conditions set forth in this Agreement, without limiting the obligations set forth in Section 5.2 of the Purchase Agreement (but without duplication in respect thereof), the Purchaser and each of the Sellers shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in an expeditious manner, the transactions contemplated by this Agreement, including doing all things reasonably necessary to effect a Securities Exchange and a Cash Exchange (including, consummating the Securities Disposition related thereto), in each case, as reasonably requested by the Purchaser and using commercially reasonable efforts to:  (i) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities in order to consummate an Exchange (including, in respect of filings required to be made by the Purchaser with insurance regulators in order to effectuate the Exchange under applicable Law); and (ii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Further, the Sellers shall use commercially reasonable efforts to cause the Company and its Subsidiaries to support, and not oppose, any application, form or other filing made by the Purchaser with insurance regulators in connection with the consummation of the transactions contemplated by this Agreement.

(c) Upon the terms and subject to the conditions set forth in this Agreement, without limiting the obligations set forth in Section 5.2 of the Purchase Agreement (but without duplication in respect thereof), each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the transactions contemplated by this Agreement, in each case subject to the terms and conditions hereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

5. Treatment of Dividends, Distributions and other Payments by the Company.  The Sellers acknowledge and agree that from and after the Closing until the termination of this Agreement the Purchaser shall have all right, title and interest in and to any Proceeds paid or received in respect of the Company Shares (except from and after the date of a Securities Disposition in respect of any such Company Shares), and the Purchaser shall have the right to cause the Escrow Agent to release any such Proceeds at any time (i.e., the Purchaser does not need to wait for an Exchange Closing).  The Sellers covenant and agree to promptly deliver any Proceeds paid or received in respect of the Company Shares to the Escrow Agent.

6. Miscellaneous Provisions.

(a) Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(b) Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(ii) Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto against arising out of or based upon this Agreement may be instituted in any United States federal court or New York State court located in the Borough of Manhattan in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of a New York Court in any such suit, action or proceeding.

(iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY SELLER OR THE PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(c) Specific Performance.  The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which they are entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d) Delays or Omissions; Waiver.  No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.  Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(e) Fees and Expenses.  All costs and expenses (including fees and disbursements of legal counsel and advisors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, other than such out-of-pocket fees and expenses incurred by the Sellers in connection with the consummation of a Cash Exchange and not otherwise paid by the Company pursuant to the Registration Rights Agreement, which shall be for the account of and paid by the Purchaser.

(f) Assignment.  None of the parties may assign its rights or obligations under this Agreement without the prior written consent of the other parties, provided, however, that the Purchaser may assign its right and obligations hereunder to an Affiliate of the Purchaser without the prior written consent of any Seller; provided, further, that as a condition precedent to such assignment (x) any such Affiliate shall assume, on a several and not joint basis, all then continuing obligations of the Purchaser hereunder pursuant to a written agreement reasonably acceptable to the Sellers, and (y) no assignment and assumption shall relieve the Purchaser from any liability hereunder; provided, further, that any assignment to an Affiliate shall only be effective for so long as such Person remains an Affiliate of the Purchaser and the rights assigned to such Person shall cease to be of further force and effect when such Person ceases to be an Affiliate of the Purchaser.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.  Any purported assignment other than in compliance with the terms hereof shall be void ab initio.

(g) No Third Party Beneficiaries.  This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

(h) Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.

(i) Amendments.  No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Sellers, on the one hand, and the Purchaser, on the other hand.

(j) Nature of Sellers’ Obligations and Rights.  The obligations of each Seller under this Agreement are several (in proportion to the number of Company Shares delivered to the Escrow Agent by such Seller on the date hereof) and not joint with the obligations of any other Seller, and no Seller shall be responsible in any way for the performance of the obligations of any other Seller under this Agreement.  Nothing contained herein, and no action taken by any Seller pursuant hereto, shall be deemed to constitute the Sellers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Sellers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.  Each Seller confirms that it has independently participated in the negotiation of the transactions contemplated hereby and has been represented by separate counsel.  All rights, powers and remedies provided to the Sellers under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party or any other party.

(k) No Personal Liability of Directors, Officers, Owners, Etc..  No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the named parties hereto shall have any liability for any obligations of such party under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of such party, under this Agreement.  The Purchaser and the Sellers each hereby waive and release all such liability.  This waiver and release is a material inducement to each party’s entry into this Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Harbinger Capital Partners Master Fund I, Ltd.

By: Harbinger Capital Partners, LLC, its investment manager

By:	/s/ Keith Hladek
Name:	Keith Hladek
Title:	Authorized Signatory

Global Opportunities Breakaway Ltd.

By: Harbinger Capital Partners II, LP, its investment manager

By:	/s/ Keith Hladek
Name:	Keith Hladek
Title:	Authorized Signatory

Harbinger Capital Partners Special Situations Fund, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:	/s/ Keith Hladek
Name:	Keith Hladek
Title:	Authorized Signatory

Signature Page to Exchange Agreement

Leucadia National Corporation

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Title:	Executive Vice President and General Counsel

Signature Page to Exchange Agreement